Comparison of change in value of $10,000 investment in Dreyfus Massachusetts Tax Exempt Bond Fund and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                                 Lehman
                Dreyfus         Brothers
             Massachusetts     Municipal
  PERIOD       Tax Exempt         Bond
               Bond Fund        Index *

  5/31/92       10,000          10,000
  5/31/93       11,127          11,197
  5/31/94       11,357          11,474
  5/31/95       12,196          12,519
  5/31/96       12,568          13,091
  5/31/97       13,619          14,175
  5/31/98       14,917          15,504
  5/31/99       15,494          16,229
  5/31/00       15,097          16,089
  5/31/01       16,694          18,042
  5/31/02       17,797          19,216

* Source: Lipper Inc.